CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of our report dated February 8, 2006, relating to the financial statements and financial highlights included in the Annual Report to Shareholders and the investment portfolios included in Item 6 of Form N-CSR of American Funds Insurance Series, which appear in such Registration Statement. We also consent to the references to us under the headings “Financial highlights”, “Independent registered public accounting firm”, and “Prospectuses and reports to shareholders” in such Registration Statement.

PricewaterhouseCoopers LLP
Los Angeles, California
July 21, 2006